As filed with the Securities and Exchange Commission on March 20, 2007, Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Princeton Security Technologies, Inc.
(Name of small business issuer in its charter)

Nevada	3829	20-5506885
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

303C College Road East, Princeton, NJ 08540, (609) 924-7310
(Address and telephone number of principal executive offices)

303C College Road East, Princeton, NJ 08540
(Address of principal place of business)

Juhani Taskinen	With Copies to:
Princeton Security Technologies, Inc.	Victor D. Schwarz
303C College Road East	4764 South 900 East, Suite 3(A)
Princeton, New Jersey 08540	Salt Lake City, Utah 84117
609-924-7310
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement with the same offering [  ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [  ]

CALCULATION OF REGISTRATION FEE
Title of each		Proposed maximum	Proposed maximum
Class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per unit	Price	registration fee

Common stock
0.001 par value (1)	750,000	$0.40	$300,000	$9.21

(1) Estimated solely for purposes of calculating the registration fee based on 750,000 shares of common stock offered at $0.40 per share.
(2) The registration fee has been calculated in accordance with Fee Rate Schedule, based on $0.0000307 of the aggregate offering.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[FRONT COVER PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 22, 2007

PROSPECTUS

Princeton Security Technologies, Inc.
303C College Road East
Princeton, New Jersey 08540
609-924-7310

750,000 Shares of Common Stock
$0.40 per share

This prospectus relates to the public offering for cash by Princeton Security Technologies, Inc., of a minimum of 250,000 and a maximum of 750,000 shares of common stock. This is our first sale of shares of common stock to investors outside of our eight initial shareholders. There is no public market for the common stock, and there is no assurance that one will develop following the offering described in this prospectus.

We are offering the common stock subject to the subscription and payment of a minimum of 250,000 shares during an offering period of 120 days from [insert effective date]. We reserve the right to close the offering upon the sale of the minimum number of shares.

At the date of this prospectus, our officers and directors are the only persons selling the shares and none will receive a commission on any sales they make. Where required by state law, an independent sales agent may be used. If an independent sales agent is used, we may pay up to ten percent commission on any sales by the sales agent. We currently do not have any sales agent agreements in place.

All funds collected from the sale of the common stock will be deposited in an escrow account with Escrow Specialists, an unaffiliated escrow company in Ogden, Utah, which will be our escrow agent. If the minimum 250,000 shares are not sold and paid for during the offering period, all funds will be promptly returned to subscribers in full, without paying interest or deducting expenses. All subscriber’s checks should be made payable to ESCROW SPECIALISTS-Princeton Security Technologies, Inc., Escrow Account.

	Price	Commissions	Proceeds to Company
Per share	$0.40	-0-	$0.40
Total Minimum Offering	$100,000	-0-	$100,000
Total Maximum Offering	$300,000	-0-	$300,000

This investment involves a high degree of risk, including immediate and substantial dilution from the public offering price. You should carefully read and consider the sections entitled RISK FACTORS beginning at page 4 and DILUTION beginning at page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2007

TABLE OF CONTENTS
Pursuant to Item 502 of Regulation

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus and may not contain all of the information that should be considered prior to investing in our shares. We encourage you to read this prospectus in its entirety, with particular attention to the information under “Risk Factors” and our consolidated financial statements and related notes included in this prospectus.

THE OFFERING

Address	Princeton Securities Technologies, Inc. 303 College Road, Princeton, New Jersey 08540 (609) 924-7310

Securities offered
750,000 shares of common stock;
Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus. If the offering is terminated before the minimum number of shares is sold, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

If the minimum offering is sold within the specified period, the net proceeds from subscribers will be disbursed to Princeton. Shares will be issued and mailed to subscribers within one week of the disbursement of the minimum net proceeds to Princeton, or within one week of the receipt by Princeton of additional subscription payments once the minimum has been met.

Common stock outstanding before the offering	11,500,000

Common stock to be outstanding after the offering	12,250,000 assuming maximum offering sold

Use of proceeds	Princeton intends to use the proceeds primarily for marketing and research and development. See “Use of Proceeds” beginning on page 11.

Risks
As part of your evaluation, you should take into account not only our business approach and strategy, but also special risks we face in our business. For a detailed discussion of these risks and others, see “Risk Factors” beginning on page 4.

OVERVIEW

Corporate Information

Princeton Security Technologies, Inc. (“Princeton” or the “Company”) a Nevada corporation is the parent company of Princeton Gamma Tech Instruments, Inc. (“PGTI”) which develops and manufactures detection equipment used in the homeland security and industrial marketplaces. When used herein Princeton or the Company includes PGTI.

Princeton Gamma Tech Instruments, Inc (“PGTI”) is a Princeton, New Jersey based corporation founded in February 2005. PGTI acquired all the business assets for its Detector and Microanalysis systems from a subsidiary of a global stainless steel company, Outokumpu Oyj, in February 2005. Since then, PGTI has restructured its operation, sold its undesired Microanalysis business to a subsidiary of Bruker Biosciences Corp., and focused its efforts towards the detector business and its existing homeland security and industrial marketplaces.

SUMMARY OF FINANCIAL INFORMATION

The following table shows selected summarized financial data for Princeton at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included in this prospectus beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Year Ended December 31, 2006 (Audited)	For the Year Ended December 31, 2005 (Audited)
Revenues	$2,727,366	$6,295,796
Cost of Goods Sold	$1,471,812	$3,445,418
Expenses	$1,599,304	$3,280,387
Net Income (Loss)	$(316,662)	$ 129,188
Basic Income (Loss) per Share	$(0.04)	$ 0.02
Weighted Average Number of Shares Outstanding	8,897,808	8,000,000
BALANCE SHEET DATA:
	December 31, 2006	December 31, 2005
Total Current Assets	$1,851,709	$1,819,031
Total Assets	$1,942,003	$1,842,999
Total Current Liabilities	$862,037	$1,233,243
Working Capital	$989,672	$ 585,788
Shareholders= Equity	$1,079,966	$ 609,756

RISK FACTORS

An investment in our common stock involves a high degree of risk, and should not be made by anyone who cannot afford to lose his or her entire investment You should consider carefully the risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our common stock. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment if any of the following risks were to occur.

RISKS RELATED TO OUR BUSINESS

We are currently losing money and will need additional capital to execute on our business plan.

Currently our operations are losing money and we have had to rely on equity investments to fund shortfalls. As we begin to expand our operations and commence marketing campaigns for our recently developed products, our capital requirements are likely to expand. Even with the proceeds from this offering it is likely we will need additional capital to remain in business. Investors in this offering will likely suffer further dilution if we raise additional capital and if we are unable to raise additional capital, it is likely we would have to terminate our operations resulting in the loss of the investors’ investments.

Our inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees and their customer relationships, as well as our proprietary technology and patents, which we attempt to protect with combination of patent, trademark and trade secret claims as well as with our confidentiality procedures and employee contract provisions. These legal protections afford only limited protection and are time consuming and expensive to maintain. Further, despite our efforts, we may not prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property. Our employees, customer relationships and intellectual property may not provide us with a competitive advantage adequate to prevent the competitors from entering the markets for our products and services. Additionally, our competitors, which are larger and better financed, could independently develop non-infringing technologies that are competitive with, and equivalent or superior to our technology.

The departure of certain key personnel could affect the financial condition of Princeton due to the loss of their expertise and Customer relationships.

Certain key employees are very closely involved in our business and have day-to-day relationships with critical customers. One of the key aspects in the purchase of our initial technology was the ability to obtain the employees responsible for developing our technology. The loss of these employees would severely hinder our ability to develop new products and improve on existing products and technology. Competition for highly skilled business, product development, technical and other personnel is intense, and we may not be successful in recruiting new personnel or in retaining our existing personnel. With the size and funding advantages enjoyed by our competitors, it may be difficult to keep key employees, particularly those in the scientific fields. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our employees.

We face numerous competitors and as a result, we may not get the business we seek.

We have many competitors with comparable technology and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Many of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products and services.

We depend upon a single customer segment, the Homeland Security market, for the majority of revenues and a decrease in its demand for our services or pricing modifications in this customer segment might harm our operating results.

Currently, a substantial part of our revenue sources come from the Homeland Security market segment. Even though the amount of business we receive from this market segment is growing, the decreased US governmental spending in this market segment could have a significant and adverse effect on our operating results and financial conditions.

We may not be able to adapt quickly enough to changing customer requirements and industry standards.

We are in an industry dependent on technology and the ability to adapt this technology to changing market needs. We may not be able to adapt quickly enough to changing customer requirements and preferences and industry standards. Competitors are continually introducing new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing products obsolete and will require we continue to spend funds on research and development to stay competitive.

Efforts to expand will place a significant strain on our management, operational, financial and other resources.

We plan to expand our operations by introducing new products and aggressively marketing existing products placing a significant strain on our management, operations, technical performance and financial resources. There can be no assurance that we will be able to manage expansion effectively. Our current and planned personnel, systems, procedures, and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in multiple geographic locations. We may not be able to hire, train, retain, motivate, and manage required personnel, which may limit our growth. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

We may experience significant fluctuations in our operating results and rate of growth.

Due to our limited operating history, our evolving business model, and the unpredictability of our industry, we may not be able to accurately forecast our rate of growth. A significant portion of our expenses and investments is fixed, and we may not be able to adjust our spending quickly enough if our net sales fall short of our expectations.

Our revenue and operating profit growth depends on the continued growth of demand for the products and services offered by us or our sellers. Our business is affected by general economic and business conditions throughout the world. A softening of demand, whether caused by changes in consumer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Our net sales and operating results will also fluctuate for many other reasons, including:

•	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ demands;

•	our ability to expand our network of sellers, and to enter into, maintain, renew, and amend on favorable terms commercial agreements and strategic alliances;

•	the introduction by our current or future competitors of products, services, price decreases, or improvements;

•	timing, effectiveness, and costs of upgrades and developments in our systems and infrastructure;

•	the effects of commercial agreements and strategic alliances and our ability to successfully implement the underlying relationships and integrate them into our business;

•	the effects of acquisitions, and other business combinations and our ability to successfully integrate them into our business; and

•	the extent to which we invest in technology, fulfillment, marketing and other expense categories;

We must comply with numerous US government regulations.

Due to the nature of business, we require compliance with a multitude of US government regulations, including:

•	Nuclear Regulatory Commission licenses for the possession and distribution of radioactive sources used for testing and calibrating equipment;

▪	OSHA (Occupational and Safety Health Administration) regulations relating to the handling and use of hazardous chemicals;

▪	EPA (Environmental Protection Agency) regulations relating to the storage, use and disposal of hazardous substances;

▪	Department of Commerce Export Administration regulations relating to the sale of equipment overseas; and

▪	Various State and Federal Labor laws.

If we do not satisfy government regulations, we could be subject to fines and disbarment, which could negatively affect our operations going forward.

We rely on subcontractors whose performance could have and adverse impact on our relationship with our customers and our operating results.

We regularly employ subcontractors to assist us in satisfying our contractual obligations. We could have disputes with subcontractors concerning a number of issues, including quality and timeliness of their work, a decision on our part not to extend task orders or issue new task orders under a subcontract. A failure by one or more subcontractors to satisfactory deliver agreed-upon services on a timely basis could materially and adversely impact our ability to perform our obligations as a prime contractor.

We have limited funds upon which to rely for adjusting to business variations and for growing new business.

Even on the completion of this offering, we are likely to look for new funding to assist in the expansion of our business. It is uncertain whether such funding will be available. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. There can be no assurance we will be able to raise additional capital and even if we are successful in raising additional capital, that we will be able to raise capital on reasonable terms. If we do raise capital, our existing shareholders, including investors in this offering, may incur substantial and immediate dilution.

RISK FACTORS RELATING TO THE OFFERING

The book value of your investment will be much lower than the purchase price.

Persons purchasing shares in this offering will suffer a substantial and immediate dilution to the book value of the common stock below the offering price. The book value of our shares at December 31, 2006, was approximately $0.09 per share. After sales of the minimum 250,000 shares, the book value per share will be approximately $0.10, or a dilution, based on the net tangible book value, to subscribers of approximately $0.30 per share. After sales of the maximum 750,000 shares, the book value per share will be approximately $0.11, or a dilution to subscribers, based on the net tangible book value, of approximately $0.29 per share.

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The board of directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. In addition, the board of directors has authority, without action by or vote of the shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of shareholders and may further dilute the book value of Princeton's shares. It is likely we will seek additional capital in the future to fund operations. Any future capital will most likely reduce investors in this offerings percentage of ownership.

There is no current market for Princeton's stock. Should a market not develop, you may not be able to sell the stock.

At the present time, there is no public market for shares of Princeton's common stock, and we do not know if a public market will develop after the Offering Upon completion of the minimum Offering, Princeton will seek a securities broker- dealer, called a market maker, willing to apply for a trading symbol and trade our stock. We do not know if such a market maker will continue acting for us, or that an active market will be developed or maintained. Even if a market develops, the future market price may be lower than the price you paid because the determination of the offering price was arbitrary. If no market develops, or if the future market price is low, you may be unable to sell your shares or may only be able to sell at a loss. Investors in this offering should consider any investment in shares of our common stock as an illiquid, long term investment. See PLAN OF DISTRIBUTION and MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

You cannot withdraw your funds once invested and you will not receive a refund unless we fail to sell the minimum offering amount of $100,000 during the offering period.

Investors do not have the right to withdraw invested funds. Subscription payments will only be released from the escrow account to Princeton, if the minimum number of shares is sold, or for the purpose of refunding subscription payments to the subscribers, if the minimum number of shares is not sold. Therefore, once you have invested, you will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this Prospectus.

You will not receive dividend payments.

Princeton has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, hire additional staff, pay operating expenses and salaries, rather than to make distributions to shareholders. Future value of an investment will be tied to an increase in Princeton enterprise value and/or market price of our common stock, if trading on an exchange or market.

Current management owns most of the shares and will control Princeton.

Current shareholders and managers own 11,500,000 shares of common stock. Upon completion of the minimum and/or maximum offering, current shareholders, which primarily consist of management and their associates, will have control of approximately 97.9% and 93.9%, respectively, of the outstanding shares. As a result, management will most likely be in a position to elect the Board of Directors, to dissolve, merge or sell our assets, and to direct our business affairs without shareholder input or consent. In addition, management’s cash investment per share is considerably less than the share price in the offering, which means your investment is at proportionately greater risk because your investment per share is greater. See DILUTION and COMPARATIVE DATA.

Your ability to sell shares may be limited if the price of our stock, once listed, is below $5.00 per share because of special sales practice requirements applicable to "designated securities" or "penny stock."

Following completion of this Offering, and upon successful listing of the common stock on the OTC Bulletin Board, if the bid price for our common stock is below $5.00 per share, our common stock would be subject to special sales practice requirements applicable to "designated securities" on "penny stock" which are stock which trade below $5.00 per share and whose underlying companies do not meet certain minimum asset requirements. No assurance can be given that the bid price for our common stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend Princeton to their clients, it may be difficult to establish a market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

DILUTION

On December 31, 2006, Princeton had a net tangible book value, total tangible assets less total liabilities, of $1,079,966. The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in Princeton’s net tangible book value after December 31, 2006, except the sale of the minimum and maximum shares of common stock offered at the public offering price and receipt of the minimum $100,000 and the maximum $300,000, gross proceeds therefrom. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of Princeton divided by the total number of shares of common stock outstanding.

	Minimum Shares Sold	Maximum Shares Sold
Shares Outstanding After Offering	11,750,000	12,250,000
Public offering price per share	$0.40	$0.40
Net tangible book value per share before this offering	$0.09	$0.09
Adjusted net tangible book value per share after this offering	$0.10	$0.11
Increase per share attributable to to new investors	$0.01	$.02
Dilution per share to new investors	$(0.30)	$(0.29)

COMPARATIVE DATA

The following chart illustrates the percentage of ownership in Princeton held by the present shareholder, by the public investors that purchase the minimum and maximum number of shares of common stock in this offering, and a comparison of the relative money invested by the present shareholder of Princeton and by the public investors in this offering.

	Total Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Minimum Offering
Present Shareholders	11,500,000	97.9%	$1,396,038	93.3%	$0.12
New Investors	250,000	2.1%	$100,000	6.7%	$0.40
Maximum Offering
Present Shareholders	11,500,000	93.9%	$1,396,038	82.3%	$0.12
New Investors	750,000	6.1%	$300,000	17.7%	$0.40

Total consideration for present shareholders is based on the total cash and promissory notes contributed by the existing shareholder. Total consideration for new investors is based on estimated gross proceeds from the offering. Average price per share for existing shareholders is determined by dividing the number of shares of common stock outstanding on March 1, 2007, into the total consideration paid.

PLAN OF DISTRIBUTION

Princeton will sell up to 750,000 shares of common stock to the public on a "best efforts, 250,000 shares minimum, 750,000 shares maximum" basis. If Princeton fails to sell the minimum number of shares of common stock within the offering Period, 120 days from the effective date of this prospectus, the offering will be terminated. In the event of such termination, subscription payments will be refunded in full to subscribers, without paying interest or deducting expenses, by mailing refund checks within two business days of the termination of the offering.

All subscription payments should be made payable to "Escrow Specialists-Princeton Securities Technologies, Inc., Escrow Account." Escrow Specialists is a private Ogden, Utah company unrelated to Princeton or our management, which will act as Princeton's escrow agent for this offering. Princeton will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by Escrow Specialists, as escrow agent, pending the sale of the minimum number of shares of common stock within the offering period.

Subscription payments will only be released from the escrow account if the minimum number of shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 120 days from the effective date of this prospectus.

If the minimum is sold within the specified period, the net proceeds from subscribers will be disbursed to Princeton. Shares will be issued and mailed to subscribers within one week of the disbursement of the net proceeds to Princeton, or within one week of the receipt by Princeton of additional subscription payments once the minimum has been met.

Any changes in the offering's material terms after the registration statement's effectiveness will terminate the offering and entitle subscribers to a refund. Material changes include an extension of the offering period, a change in the offering price, the addition of a minimum purchase requirement, a change in the amount of proceeds necessary to release the funds in escrow, or a change in the estimates for application of the proceeds.

The common stock is being offered the officers and directors of Princeton and where required by state law, sales agents licensed in the appropriate jurisdiction. No commissions will be paid on sales made by our officers and directors. If state law requires a licensed sales agent for sales of securities in the state, we may enter into agreements with certain broker-dealers or sales agents to sell the shares of common stock. If we enter into any agreements with broker-dealers or sales agents we may pay a commission of up to 10% of the sales made by such sales agent. If Princeton enters into any agreements with a broker-dealer, we will file such agreements with the National Association of Securities Dealers and file a post-effective amendment to this prospectus referencing such agreements. Once a sales agreement is entered with a broker-dealer, we will have to receive approval from the National Association of Securities Dealers Corporate Finance Department indicating the compensation charged is acceptable and receive approval of from the SEC on the post-effective amendment. Officers and directors of Princeton may purchase shares in the offering. The officers and directors may, but are not required, purchase the shares in an effort to reach the minimum subscription amount of 250,000 shares.

It is anticipated that shares will be sold to friends, family and acquaintances of our officers and directors. We do not anticipate any form of advertising and all contacts will be made personally by our officers and directors. Once a person indicates a desire to purchase shares, the officers will accept the subscription and deposit it within twenty-four hours into the escrow account. Once the escrow minimum has been reached, the officers and directors will notify the subscriber that the minimum has been reached and his or her shares will be delivered to them.

Determination of Offering Price

Prior to the offering there has been no market for Princeton’s common stock and there can be no assurance that a regular trading market will develop on completion of this offering. The offering price of the common stock was determined by management of Princeton and may not be indicative of the market price for the common stock after the offering or of the value of Princeton. At this time, an investment in Princeton, which has no revenues from operations, is an investment based on the perceived value of Princeton’s products and potential market, the president's ability to develop a market, and Princeton’s overall business strategy, none of which can be quantified. Among the factors considered in determining the initial public offering price were Princeton’s proposed business activities and the scope and nature of the products we intend to offer and the market we are targeting; Princeton’s limited operations, current financial condition and possible need for additional working capital; its future prospects, the experience of our president, the economics of Princeton’s industry in general, prior sales of Princeton’s common stock, the general condition of the equity securities market, the anticipated marketability of Princeton’s common stock as compared to similar securities of companies considered comparable to Princeton, and other relevant factors. As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary and may be based more on a perceived value at this time rather than an actual proven value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The gross proceeds to be received by Princeton from the sale of the minimum and the maximum number of shares of common stock are estimated at approximately $100,000, and $300,000, respectively. Costs of the offering are estimated at $25,000. The chart assumes the payment of a ten percent commission on sales of the shares of common stock in this offering. If no commissions are paid or less commissions than indicated are paid, the excess amounts will be added to working capital. It is anticipated that during the 12 month period following the offering, Princeton intends to use the proceeds from the offering in the following general amounts and order of priority. The allocation of proceeds is based on Princeton's estimates. The table sets forth the minimum, maximum investments as well as an assumed sale of 75% of the shares or $225,000. The percentages have been rounded.

Item	Minimum Amount	Assuming 75% of Maximum Amount	Maximum Amount
Research and Development	$30,000	$100,000	$135,000
Marketing	$27,500	$61,500	$82,500
Inventory	$6,500	$17,000	$26,500
Offering Expense	$25,000	$25,000	$25,000
Legal Expense	$7,500	$7,500	$7,500
Working Capital	$3,500	$14,000	$23,500
Total Proceeds	$100,000	$225,000	$300,000

The above estimates of expenditures may differ under certain circumstances. We would anticipate most changes to result in the increase in the purchase of inventory, increase in research and development subcontracting and material expenditure. Most changes in the above estimates would be in the reduction of working capital as we used the working capital to purchase additional inventory. Otherwise, we anticipate using working capital to cover any unforeseen expenses such as additional legal or accounting cost, transportation cost related to our inventory, possibly insurance cost related to inventory and additional personnel cost. Working capital, if available, will also be used for additional marketing cost and operational needs such as travel and lodging expense. The exact itemization of these working capital cost is difficult to determine at this time. If we pay sales commissions, the above amounts will be changed primarily removing amounts otherwise aimed to purchase additional inventory. Prior to paying any sales commissions, we will amend prospectus with a post-effective amendment to indicate the changes if sales commission are to be paid.

The amounts set forth merely indicate the general application of net proceeds of the offering. Actual expenditures relating to the development of Princeton’s business may differ from the estimates depending on available products and the general market for Homeland Security products. Princeton recognizes that such proceeds may be insufficient to enable Princeton to fully exploit its business plan and objectives and Princeton may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by Princeton for our proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities. Those funds which Princeton receives, other than from the offering, will be utilized for the purpose of paying any additional costs of this offering and funding Princeton business operations.

Business

Overview

Princeton was founded in February 2005 to acquire the detector and microanalysis business of Outokumpu Oyj. In February 2005, Princeton completed the acquisition of the detector and microanalysis business from a subsidiary of Outokumpu Oyj. As part of the acquisition of the business, Princeton retained the management and scientific staff of the Outokumpu Oyj detector business unit to continue to operate the detection and microanalysis business.

As part of the goal in acquiring the detector business, following the acquisition, Princeton divested the Microanalysis business to a subsidiary of Bruker Biosciences Corp. so that management could focus on, what it believed to be, the more profitable detector business.

In September 2006, Princeton restructured its corporate status by creating a Nevada corporation called Princeton Security Technologies, Inc. to be the holding company of Princeton Gamma Tech Instruments, Inc. Management reincorporated in Nevada and completed a stock exchange making Princeton Gamma Tech Instruments the wholly owned subsidiary of the Nevada corporation. The creation of a Nevada parent corporation was accomplished as part of Princeton’s ongoing efforts to start seeking equity investments from outside investors. Princeton offices and facilities will continue to be located in Princeton, New Jersey. Princeton’s primary focus will continue to be on the X-ray and Gamma-ray Detectors and Spectroscopy systems, portable Radioisotope Identifiers, and portable Chemical Analyzers. Our products detect radioactive and other materials in various environmental settings.

Products

Through the purchase of the detector business, Princeton acquired X-ray and Gamma-ray Detectors and Spectroscopy systems, and portable Radioisotope Identifiers. More importantly, we also acquired the management and scientific teams responsible for the development of this technology. Currently we produce both individual detection units as well as component parts for larger units manufactured and sold by other companies. A chemical analyzer product has also been added to our product line through a strategic alliance.

The uses for our products encompass a variety of industrial, commercial and security concerns ranging from the homeland security need to detect concealed radioactive material, to silicon wafer fabrication companies that use our products and components to analyze silicon wafers for defects.

The nature of our technology allows our products to encompass a variety of uses. Our products typically have three basic technologies that can be combined to create a detection unit or system. Each of our products contains a sensor, electronic circuitry to process the signal from the sensor and firmware or software to analyze and interpret the processed signal. Princeton has design, development and manufacturing capability in all three technology areas. By focusing on these three core competencies used in detectors and components, we are able to design products for multiple industries and users.

As part of our core technology, we have developed the internal capability to produce a high purity germanium radiation sensor, which is a key component in both Gamma-ray and X-ray detection systems. This capability allows us to compete with the limited number of companies who have the ability to work with these types of sensors. These sensors are used to detect radioactive isotopes.

Currently, our product line includes the following component and detectors:

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SAM Defender: a portable, nuclear, radioactive isotope identifier. This product and product versions are mainly used for large homeland security market applications, as well as for environmental, industrial and medical purposes.

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Gamma-ray detectors, systems and spectrometers: These products are generally being used in several research and industrial analysis purposes by governmental authorities, research laboratories and large corporations to analyze radioactive isotopes.

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X-ray detectors, systems and spectrometers: These products address the research and industrial analysis need in the Microanalysis or XRF market. The typical application is analyzing various metals for quality or research purposes.

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Chemical Analyzers. Chemical Analyzers are being offered to a large homeland security market, as well as for environmental and industrial purposes. They will address a quick, chemical identification need in a portable non-laboratory equipment form to identify unknown gases and liquids.

Markets

The market for our products is broad and encompasses both industrial, commercial and security concerns. Although our products are sold world-wide, current emphasis by the United States government on homeland security measures leads us to believe the US market will be strong for many of our detectors.

Our hand held detectors have the ability to check for various chemicals or radiation in packages or small environmental areas. This will allow them to be used for multiple purposes including use by homeland security companies in checking for items such as dirty bombs.

Homeland Security market generally includes: law enforcement authorities, first responders, HAZMAT teams, governmental agencies and companies that work with such agencies. This is a growing marketplace particularly in the realm of radiation and chemical detection. Both SAM defender and ChemMD are both targeting this segment, which is sizeable enough to support several players.

Additionally, we produce components that are used by other companies in larger detection units in multiple discipline areas. Both Gamma-ray and X-ray detectors and systems are considered to be a party of analytical instruments market segments. Our products and systems address needs for a smaller market segment within the analytical instruments marketplace aimed at industrial and research usage. This market is estimated at $200 million per year.

Competition

The environment for our products and services is intensely competitive. Although the complexity of the products we produce limits the number of companies we compete with, the companies with competing technology are generally larger and often subsidiaries or divisions of very large multinational companies. Our competitors’ size and association with large multinational companies creates advantages over us in the ability to access potential customers. Many potential customers already purchase products either directly from our competitors or from another subsidiary of these large multinational companies creating natural inroads to sales that we do not possess.

Given our relative size verses our competitors, we often, have to seek niche markets for our products or focus on selling components to be used in our competitors larger detection units. We believe, however, that our technology and experience in the detection industry allows us to be competitive in our markets. However, until we have more funding, we will be limited in our ability to expand our market penetration and to be able to introduce new products.

We believe our main competitors are Target, which is an ICX company, with a large selection of nuclear detection products and technology; Canberra, a subsidiary of French Areva group, specializing in bigger nuclear projects and detector technology to the Homeland Security market and Ortec, a part of Ametek group, offering nuclear detection products to the Homeland Security market.

In addition to the above competitors, there are several other companies that offer competing products in each of our market segments. Given the complexity of our products, we do not foresee substantial new competitors entering the broad market but instead see the current competitors becoming more aggressive as the markets continues to expand.

Future Growth Plans and Markets

By purchasing complex technology developed over the last thirty years, we believe we have the capability to enter into a growing marketplace. We are hopeful we can provide improved focus to products and related technology that was not receiving the attention or funding it required while operating as a subsidiary of a large multinational company whose primary focus was moving in another direction. We have spent the last two years improving upon the technology acquired and refocusing our products on the growing need for sophisticated and dedicated detection units and components. We are hopeful this focus will allow us to be at the forefront of increased spending on detection devices for the commercial and homeland security markets. Two markets we see as new uses for our products are in the homeland security marketplace where testing for potential dangerous chemicals and radiation is becoming an important issue and in the “quality control” area where testing equipment has become a crucial part of the manufacturing process.

Although security issues have been around before, there is new focus on the need to be able to detect various chemicals or radiation in differing environmental settings. This marketplace is expanding throughout the world. This need is being created not only from the fear of terrorism but also from the expansion of the use of various chemicals and radiation in the manufacturing environments and the need to assure chemicals and radiation are not being released inadvertently into the environment. We have created several detectors and related components aimed directly at this need and will continue to work on the development of even more sophisticated devices for this expanding market.

As manufacturers of products continue to create more complex products relying heavily on automation, we believe that manufacturers will continue to require products such as detectors and testing equipment capable of evaluating the quality of the products produced. We have seen this in the silicon wafer fabrication process where we currently provide component parts to help detect any defects in the chips. We believe these “quality control” products will continue to see increasing demand and the use of our products expanding.

Princeton’s plan of operation going forward consists of a two tier approach including a marketing strategy and a sales strategy.

Our marketing strategy includes a number of defined processes, and will leverage existing marketing plans from PGTI and affiliate companies. Campaigns run on a regular basis will include a tradeshow schedule, direct mail, email and fax, telemarketing and direct sales calls, user groups and radiation detection workshops. Furthermore, our marketing efforts will also introduce a one-to-one customer driven outline to address the network and support needs of each customer.

We intend to prioritize customer service and make it a key component of our marketing programs. We believe that providing our customers with what they want, when and how they want it, has been fundamental in the development of our reputations in the industry.

Because we want to develop close working relationships with our customers, we want to establish accounts in as personable a way as possible. It is for this reason that we will overwhelmingly emphasize in-person sales visits.

We will closely integrate all of our marketing and sales efforts to project a consistent image of our company and a consistent positioning of our products and services. Furthermore, to support our marketing initiatives and effect legislative actions, we plan to participate in several Washington DC based DHS (Department of Homeland Security) conventions, and employ a lobbyist in Washington DC with contacts in the security business.

Our sales strategy includes focusing initial efforts on the top level decision maker or influencer at each targeted government agency. PGTI will also work with DHS to determine which government agencies are appropriate for immediate deployment of advanced technology.

We plan to use the following business development strategies:

1) Use internal contacts in government agencies to identify key people in network solution discussions. Once this person is identified, they will then be qualified to determine if there is sales potential in their working group.

2) Once the proper Points of Contact have been qualified, an account executive will present the technology and overcome sales objections. During this time the sales person will confirm the details of the opportunity, if any. Onsite demonstrations will be critical in customer acceptance.

3) Onsite demonstrations will include an account executive and possibly a sales engineer. We have a number of state and federal agencies that endorse our products and support end users directly.

Manufacturing, Supplies, and Quality Control

PGTI utilizes a 13,000 square foot facility for the manufacture of gamma-ray and X-ray detection equipment and associated electronics. PGTI possesses equipment for vacuum pumping, thin film deposition, wet chemistry semiconductor processing, and semiconductor diffusion. PGTI holds NRC radioactive material licenses for all typical radioactive sources used for the test and calibration of gamma-ray detectors, and carries an inventory of over 60 sources for this purpose. Electronics assembly is mostly outsourced but with small-scale in-house capability including surface mount assembly.

We gained ISO 9001:2000 Quality Control certifications in 2004, and are currently seeking re-certification following relocation in the new premises.

Patents, Trademarks, and Copyrights

PGTI owns the following patents and trademarks on file with the United States Patent & Trademark Office:

US Patent #	Title
5,349,193	Highly sensitive nuclear spectrometer apparatus and method.
5,393,982	Highly sensitive nuclear spectrometer apparatus and method.
5,608,222	Analog to digital conversion technique for spectroscopy.

US Trade Mark #	Mark
2,768,545	EXCALIBUR

Research and Development

PGTI’s engineering and technical staff have over 200 years combined experience in gamma-ray and X-ray spectroscopy including detector development, signal processing and firmware/software development. Engineering modeling tools include detector simulation software, graphic display simulators, Computer Aided Design packages for electronics and mechanical assembly, and a suite of firmware development tools.

In addition to PGTI’s own R&D staff, it regularly uses subcontracting in software, hardware and design tasks related to new and existing product development projects.

Regulation and Environmental Compliance

Due to the nature of PGTI’s business, we are required to comply with the following agencies in order to conduct operations:

▪	Nuclear Regulatory Commission licenses for the possession and distribution of radioactive sources used for testing and calibrating equipment.

▪	OSHA (Occupational and Safety Health Administration) regulations relating to the handling and use of hazardous chemicals.
▪	EPA (Environmental Protection Agency) regulations relating to the storage, use and disposal of hazardous substances.
▪	Department of Commerce Export Administration regulations relating to the sale of equipment overseas.
▪	Various State and Federal Labor laws.

As of March 1, 2007, we are currently in compliance with all state and federal agencies.

Employees

As of March 1, 2007, we had 16 employees of who were employed on a full-time basis. None of our employees are represented under a collective bargaining agreement. We believe our relations with our employees to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe”, “expect”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Consolidated Financial Statements and accompanying notes.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.  The Company believes there have been no significant changes during the year ended December 31, 2006.

The Company’s accounting policies are more fully described in Note 1 of the consolidated financial statements. As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the consolidated financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual differences could differ from these estimates under different assumptions or conditions. The Company believes that the following addresses the Company’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured. We recognize revenue as services are provided. Revenues are reflected net of coupon discounts.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments. If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required. For example, at December 31, 2006, every additional one percent of our accounts receivable that becomes uncollectible would reduce our operating income by approximately $5,252.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109). Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized. A valuation allowance has currently been recorded to reduce our deferred tax asset to $0.

Our Business Growth

Our revenue in 2005 consisted of about 70% of our microanalysis business which was subsequently divested. Therefore, the business growth in 2006 has been negative compared to 2005. During the first three quarters of 2006, we have seen a steady business growth which we believe will continue.

In 2006, nuclear sales have had the biggest sales volume of all product categories, and the balance of our sales is evenly split between X-ray sales, portable units and our service function. The largest growth in the last quarter of 2006 was in portable units, due to a new product introduction of the SAM Defender, which is being sold to the Homeland Security market. We have also seen an increase of demand in our Multi Element Array systems. We anticipate growth across our product line in 2007, as our existing and new products reach the growing market segments of homeland security and material research.

Revenue

With the divestiture of our microanalysis business, overall revenues decreased 56.7% in 2006 from 2005. With the launch of our new product categories and the ability to focus on the detector business, we anticipate revenues to increase in 2007. However, overall revenues will be limited by our ability to fund ongoing growth.

Cost of Revenue

Cost of Goods Sold includes the material, labor and other costs directly related to our product cost, including the related overhead expenses. Gross margins for 2006 were 46% compared to 45.3% gross margins for 2005. We are taking steps to reduce our cost of revenue and generally improve our gross margins. We believe these steps will help improve our gross margins in 2007. Our lack of capital has had a negative margin impact on our service operations in the areas of raw material cost, labor cost and labor productivity. For example, during the later half of 2006, we were not able to pay our vendors in a timely manner and we could not always receive material and components when needed. We were less capable of leveraging longer term blanket purchase agreements which would further reduce material cost. As a result of a capital infusion, we believe that our productivity and gross margins will improve.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include corporate overhead such as compensation and benefits for sales, administrative and executive personnel, rent, insurance, professional fees, non-cost of revenue related travel, marketing and office related expenses. Selling, General and Administrative, and Research and Development expenses for 2006 totaled $1.6 million, a decrease of $1.68 million, or 51.2%, from the same period in 2005. However, these figures include the divested Microanalysis business. Approximately $238,690 is related to selling and marketing; $796,729 is related to General and Administrative expenses and $550,275 is related to Research and Development expenses We anticipate ongoing expenses to remain similar in 2007 except as we are able to raise capital, we intend to increase our marketing activities. We also expect to increase accounting cost as a result of the need to have quarterly and annual reports which will be reviewed by outside auditors.

Seasonality and Cyclicality

In our business, we have experienced lower sales volume during the past years in the beginning of the first quarter as well as summer months in general. We believe this trend may continue in the future, as well.

Liquidity and Capital Resources

Historically, we have financed our working capital requirements through internally generated funds and sales of equity and debt securities. Since inception through December 31, 2006, we raised approximately $1.3 million from the sale of equity securities. As we continue to expand our operations, we anticipate seeking additional capital through the sale of equity securities. It is highly likely that even after the closing of this offering, we will again seek additional capital in the equity markets. Our goal is to position Princeton to be able to raise larger amounts of equity capital through the public markets or through private investments. At this time we do not know the extent of the overall financing will need in the future. Financing will depend on how well our products are received in the marketplace.

At December 31, 2006, we had working capital of $989,672. Our working capital was helped by capital infusion in approximately $765,000 in equity investments since September 2006. The key components of our current liabilities as of December 31, 2006, was our accounts payable of $669,737. With the capital infusion in the later half of 2006, we were able to pay down on our accounts payable but with the need to increase inventory and manufacturing, it continues to remain a high percentage of payable and will continue to be so in the future.

Our cash position increased in 2006 from the sale of our equity securities. This capital was used to increase our manufacturing resulting in increased inventory. We hope to devote some of the available cash to marketing to help increase sales over the next twelve months.

In 2006, net cash used by operating activities was approximately $272,655 as opposed to $89,190 in 2005. The major changes were the result of the sale of our microanalysis business. With the sale of our microanalysis business, our revenues decreased resulting in a loss for 2006 of $316,662 as opposed to a gain in 2005 of $129,188. We were able to offset the use of cash by raising additional equity in 2006. We are hopeful that in 2007, with the additional capital to focus on operations, including marketing, we will be able to reduce our loss for the year.

Capital expenditures for 2006 were minimal, most of which were related to the building move during the period. In 2006, cash flow from financing activities was approximately $765,000, which resulted from the sale of equity securities.

We believe that the net proceeds of this offering together with cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months. However, as we look to expand operations, we may need additional capital to expand manufacturing, research and development and marketing activities in an effort to take advantage of the market opportunity we believe currently exist.

In the future, we may issue additional debt or equity securities to satisfy our cash needs. Any debt incurred or issued may be secured or unsecured, at a fixed or variable interest rates and may contain other terms and conditions that our board of directors deems prudent. Any sales of equity securities may be at or below existing market prices. We cannot assure you that we will be successful in generating sufficient capital to adequately fund our liquidity needs.

DESCRIPTION OF PROPERTIES

Princeton Gamma Tech Instruments Facility

PGTI utilizes a 13,000 square foot facility for the manufacture of gamma-ray and X-ray detection equipment and associated electronics. PGTI possesses equipment for vacuum pumping, thin film deposition, wet chemistry semiconductor processing, and semiconductor diffusion. We lease this facility at a rate of $24,896 per month and our lease has a term extending through March 31, 2011.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS and CONTROL PERSONS

The following table sets forth the name, age, and position of each executive officer and director and the term of office of each director of Princeton:

Name	Age	Position	Director Since
Juhani Taskinen	50	CEO, Director	2005
Christopher Cox	49	President-Princeton Gamma-Tech Instruments, Inc.
David Brown	31	Director	2005
Mikko Maijala	61	Director	2006
Susan Miller	49	Principal Accounting Officer

The term of office of each director is one year and until his or her successor is elected at the annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Princeton does not have a standing audit, nominating or compensation committee. The size of Princeton’s board has not permitted the board of directors to divide up some of the corporate governance provisions. It is anticipated as our business expands, that board of director committees will be formed. At this time, however, the exact timing and the nature of such committees is unknown. Upon the closing of this offering, however, we will form an audit and compensation committee. We currently have two independent directors and will seek additional directors with financial and accounting knowledge to serve on these committees. At this time we do not know of any persons who will be nominated.

Biographical information

Set forth below is certain biographical information with respect to Princeton’s existing officer and director.

Juhani Taskinen -- Mr. Taskinen is the founder of Princeton Gamma-Tech Instruments, Inc., and is our Chief Executive Officer and Chairman of the Board of Princeton Security Technologies, Inc. Mr. Taskinen has been the President of Finn-Partners, Inc. since 1993. Finn-Partners, Inc. is a management consulting and investment firm that specializes in management and financial consulting in the merger and acquisition field. Mr. Taskinen was also a Senior Advisor for Lehman Brothers in Scandinavia during 2003-2004, and also held executive positions within Nokia Corporation prior to founding Finn-Partners, Inc. Mr. Taskinen holds a BSc (economics) as well as an MBA from Pepperdine University.

David Brown -- Mr. Brown joined us in March 2005 as an investor and in April 2005 became a member of our board directors. Mr. Brown has been the President of Berkeley Nucleonics Corporation since 1993. Berkeley Nucleonics specializes in nuclear detection products and instruments for Federal agencies, such as the US Secret Service, FBI, and Department of Defense as well as to the Homeland Security market. Berkeley Nucleonics has grown steadily during Mr. Brown’s presidency and has also expanded to international market. Mr. Brown holds a BA in Entrepreneurial Management from San Francisco State University.

Mikko Maijala -- Mr. Maijala joined us in October 2006 as an investor and in September 2006 became a member of the board of directors. Mr. Maijala has an extensive industrial background in the chemical field, where he currently owns majority and minority positions in several companies. For the past five years, Mr. Maijala has and is the Chairman of Oy Chemec Ab. He is also the President and Board of Director of Roquette Nordica Oy and the Chairman of the publicly traded company, Suominen Yhtyma Oyj. Mr. Maijala holds Licentiate in technology from University of Åbo Academi.

Christopher Cox -- Mr. Cox is the President of Princeton Gamma-Tech Instruments, Inc, the wholly owned operating subsidiary of the Company. Mr. Cox has an extensive management background in the Nuclear and X-ray detector field. He joined Princeton Gamma-Tech, as a Director of Detector Technology, in 1999. Prior to that, he held management positions within Oxford Instruments’ detector group both in the US and the UK. Mr. Cox holds a BS from the University of Liverpool.

Susan Miller - Ms. Miller joined Princeton Gamma-Tech Instruments in June 2006 as the Accounting Manager. She is currently the Principal Accounting Officer of Princeton. Prior to joining Princeton Gamma-Tech Instruments she was the Controller for a division of The Woodbridge Group, a Canadian owned molded foam manufacturing company for 19 years. Ms. Miller holds a BS in accounting from Rutgers University, and a BA in Spanish Language and Literature from George Washington University.

There are no family relationships among our officers and directors.

Our current directors are Messrs. Taskinen, Brown and Maijala. Under our bylaws, directors are elected annually at the annual meeting of shareholders to hold office for one year or until their successors are duly elected and qualified. We have not yet set the day for our first annual meeting of shareholders following this offering. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the Board and serve at their discretion.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Princeton's Chief Executive Officer and each of the other executive officers that were serving as executive officers at December 31, 2006 (collectively referred to as the "Named Executives"). No other executive officer serving during December 31, 2006 received compensation greater than $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Juhani Taskinen, CEO	2006	--	--	--	$8,666	--	$101,918	$110,584
	2005	--	--	--	--	--	--	--

Chris Cox, President- Princeton Gamma-Tech	2006 2005	$140,000 --	-- --	-- --	$1,556 --	-- --	$4,200 --	$145,756 --

Juhani Taskinen consulting company received $101,918 in consulting revenue from Princeton in 2006. Mr. Cox received contributions to his 401k of $4,200 in 2006.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Chris Cox	50,000	50,000	50,000	$1.00	12/31/2011	50,000	$1,556	-0-	-0-

Stock Option Exercise

In fiscal 2006, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2006 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board or directors or both. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our directors for service on the Board of Directors during fiscal 2006.

No other compensation arrangements exist between Princeton and our Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Juhani Taskinen	--	--	$8,666	--	--	--	$110,584
David Brown	--	--	$8,666	--	--	$55,000	$66,666
Mikko Maijala	--	--	$8,666	--	--	--	$ 8,666

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Princeton does not have any employment contracts with our executive officers. No other compensatory plan or arrangements exist between Princeton and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Princeton or from a change-in-control of the Company.

Report on Repricing of Options/SARs

During fiscal 2006, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officers.

Report on Executive Compensation

The Board of Directors determines the compensation of Princeton’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Princeton to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options and cash bonuses. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance.

Base salaries for Princeton's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within Princeton's industry.

Princeton believes that its salaries are below average as compared to its competitors. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Princeton, the performance of the executive, particularly with respect to the ability to manage the growth of Princeton, the length of the executive's service to Princeton and any increased responsibilities assumed by the executive.

In 2006, Princeton’s stockholders ratified the 2006 equity incentive plan, which was adopted by Princeton’s Board of Directors. The plan reserved 1,100,000 shares of common stock for issuance under the plan. The Board of Directors may grant stock incentives, in their sole discretion, to officers and employees of Princeton to reward outstanding performance during the prior fiscal year and as an incentive to continued outstanding performance in future years. In evaluating the performance of officers and employees other than the chief executive officer and president, the Board of Directors consults with the chief executive officer and president and others in management, as applicable. In an effort to attract and retain highly qualified officers and employees, stock incentives may also be granted by the Board of Directors, at its sole discretion, to newly hired officers and employees as an inducement to accept employment with Princeton.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2006.

None of the aforementioned directors or executive officers have during the last five (5) years, filed for bankruptcy, was convicted in a criminal proceeding or was the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price

Prior to this offering, there has been no public market for the common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Princeton will seek a Market Maker to apply to have Princeton’s common stock included for quotation in the over-the-counter market on the OTC Bulletin Board. There can be no assurance that the Market Maker’s activities will be continued, or that an active trading market for Princeton’s common stock will be developed or maintained. The future market price of the common stock may be highly volatile. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial offering price of the common stock reflects Princeton’s assessment of current market conditions, there can be no assurance that such price will be maintained following the offering. At this time, it is uncertain if there will be 100 shareholders in Princeton, which may require Princeton seek alternative markets such as the Pink Sheets that tend to have even less liquidity and following then the OTC Bulletin Board.

Following completion of this offering, and listing of our stock on the OTC Bulletin Board, our common stock may be subject to special sales practice requirements applicable to designated securities on penny stock which are stock which trade below $5.00 per share and whose underlying companies do not meet certain minimum asset requirements. No assurance can be given that the bid price for our common stock will be above $5.00 per share following the offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, our common stock would be subject to additional sales practice requirements imposed on broker-dealers who sell common stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. These limitations make it difficult for broker dealers to sell penny stocks and most will not recommend a penny stock or sell a penny stock except to long term customers who are accredited investors. Because of these limitations many brokers do not follow penny stock or recommend them to clients. Consequently, the penny stock rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of persons acquiring our common stock to resell such securities in any trading market that may develop. If brokers do not recommend Princeton to their clients, it may be difficult to establish a market for the securities or to develop a wide spread shareholder base. Therefore, an investor trying to resell our shares may have difficulty because there may be little demand for our shares and even small share sales may result in a reduction in our share price.

We currently have no options, warrants or other rights outstanding to purchase or convert into shares of our common or preferred stock. We have not paid any cash dividends since inception, and we do not anticipate we will pay dividends in the foreseeable future.

Possible Sale of Common Stock Pursuant to Rule 144

Princeton has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. Princeton issued 10,800,000 shares of common stock to Princeton’s founders in connection with its organization. The shares of common stock issued to Princeton’s founders may become eligible for resale under Rule 144 starting in 2007. Additionally, Princeton has sold 700,000 shares of common stock to investors and directors in 2006 which may become eligible for resale under Rule 144 in 2007. (See MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS).

Shareholders

As of March 1, 2007, Princeton had eight shareholders.

Control by Existing Shareholders

Upon completion of the minimum and/or maximum offering, approximately 97.9% and 93.9%, respectively, of the outstanding shares of common stock will be beneficially owned by the current president and existing shareholder of Princeton. As a result, the person currently in control of Princeton will most likely continue to be in a position to elect at least a majority of the Board of Directors of Princeton, to dissolve, merge or sell the assets of Princeton, and generally, to direct the affairs of Princeton.

Disproportionate Risks

Upon completion of the minimum offering, the present shareholders will own approximately 97.9% of the then issued and outstanding shares of Princeton, for which they will have contributed $1,260,000. Persons purchasing shares of common stock in the minimum offering will own approximately 2.1% of the then issued and outstanding shares, for which they will have paid $100,000, or approximately 6.7% of the then invested capital. Upon completion of the maximum offering, the present shareholder will own approximately 93.9% of the then issued and outstanding shares of Princeton. Persons purchasing shares of common stock in the maximum offering will own approximately 6.1% of the then issued and outstanding shares, for which they will have paid $300,000, or approximately 17.7% of the then invested capital. Consequently, the purchasers in this offering will bear a disproportionately greater risk on a per share bases investing in Princeton's business than its present shareholder.

Dividends

At this time we do not plan on paying dividends and will use any profits to fund growth.

Recent Sales of Unregistered Securities

In September 2006, Princeton was incorporated for the purpose of acting as the parent corporation of Princeton Gamma Tech Instruments, Inc. As part of this reincorporation, the shareholders of Princeton Gamma Tech Instruments, Inc. received shares of Princeton for their shares in Princeton Gamma Tech Instruments, Inc. Additionally, in 2006, Princeton raised approximately $765,000 through the sale of shares of its common stock to five accredited investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2007, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of Princeton to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of Princeton and all executive officers and directors of Princeton as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 11,500,000 shares of common stock outstanding as of March 1, 2007, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Outstanding Common stock	Percentage of Outstanding Common Stock After Offering Assuming Maximum Sold
Principal Shareholders Finn-Partners, Inc.	6,400,000	55.7%	52.2%
36 Lyndhurst, Newport Beach, CA 92660
Third Letter Corporation	1,600,000	13.9%	13%
2955 Kerner Blvd #2 San Rafael CA 94901
Mikko Maijala	2,000,000	17.4%	16.3%
Hietaniementie 14 A 02160 Espoo Finland
Ascendiant Capital Group, LLC	795,000	6.9%	6.5%
18881 Von Karman Ave, Irvine CA 92612
Officers and Directors
Juhani Taskinen	6,400,000	55.7%	52.2%
Christopher Cox	-0-	-0-
David Brown	1,600,000	13.9%	13%
Mikko Maijala	2,000,000	17.4%	16.3%
Susan Miller	-0-	-0-	-0-
All directors and executive officers of the Company as a group (5 individuals)	10,000,000	86.9%	81.6%
_______________________
Juhani Taskinen is an owner and principal of Finn-Partners, Inc.
David Brown is an owner and principal of Third Letter Corporation

DESCRIPTION OF CAPITAL STOCK

The Registrant is authorized to issue ninety million (90,000,000) shares of common stock, par value $0.001 per share and ten million (10,000,000) shares of preferred stock, par value $0.001 per share. Princeton has eleven million five hundred thousand (11,500,000) shares of common stock and no shares of preferred stock issued and outstanding at March 1, 2007. Although Princeton’s Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of Princeton’s shareholders, to issue all or part of the authorized but unissued shares. In addition, Princeton’s Board of Directors has authority, without action by or vote of Princeton’s shareholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of common stock or preferred stock will dilute the percentage ownership interest of shareholders and may further dilute the book value of Princeton’s shares.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Princeton’s bylaws provide that a majority of the issued and outstanding shares of Princeton constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws. Shareholders of Princeton have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Princeton, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Princeton seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

The authority to issue the preferred stock is vested in the board of directors of Princeton, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which Princeton is authorized to issue. The above described authority of the board of directors may be exercised by corporate resolution from time to time as the board of directors sees fit.

Non-Cumulative Voting

The holders of shares of common stock of Princeton do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of Princeton’s directors. If the maximum number of shares offered hereby are sold, the present shareholder will own approximately 93.9% of Princeton’s issued and outstanding shares, and will not be in a position to potentially elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, current management will own approximately 90% of Princeton’s common stock and will therefore control Princeton.

Transfer Agent

Princeton's transfer agent is Colonial Stock Transfer Company, 66 Exchange Place, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information

At the present time, there is no public market for any of Princeton’s securities, and there is no assurance any market will develop after the offering. The development of a trading market following completion of this offering will be dependent on market makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in Princeton’s securities. There is no assurance that any trading market for Princeton’s securities will develop following the offering.

Reports to Shareholders

Princeton will prepare and file an annual report on from 10KSB with the Securities and Exchange Commission which report will contain audited financial statements. We intend to file this report within 90 days of the end of our fiscal year. This report will be available over the internet at the Securities and Exchange Commission web site www.sec.gov. We will also supply this report to any shareholders who request it. In addition, Princeton may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended. These reports will also be supplied to any shareholder who request it and be available for review on the SEC web site.

Dividend Policy

The holders of common stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefore, subject to any preference on preferred stock, if applicable, which may then be outstanding. Princeton has not paid a dividend since our incorporation. Because Princeton is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

LITIGATION

We are not currently a party to any legal proceedings that we believe will have a material adverse effect on our financial condition or results of operations.

COMMISSIONS POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	A willful failure to deal fairly with Princeton or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements contained in this prospectus and registration statement for the year ended December 31, 2006, have been audited by Child, Van Wagoner & Bradshaw, PLC, independent registered accounting firm, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.

Victor D. Schwarz, PC provided the opinion attached hereto as Exhibit 5.1 stating that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

ADDITIONAL INFORMATION

Princeton has filed this registration statement on Form SB-2 under the Securities Act with the Commission, SEC File No. __________, under the Securities Act with respect to the securities offered by this prospectus. This prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined without charge at the Commission’s principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the usual fees for reproduction, or may be obtain from the Commission’s EDGAR Database at http://www.sec.gov.

Princeton will be subject to Section 15(d) and the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and, as such, Princeton will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and Princeton may also provide unaudited quarterly or other interim reports as it deems appropriate. Princeton intends to comply with the periodic reporting requirements of Section 13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time. Princeton will not be required to file or make the additional reports of issuers subject to Section 14 of the Exchange Act, and as such has no plans to submit annual reports to shareholders or proxy statements and other reports required, except for the annual report on form 10KSB which will be made available to shareholders, until and unless, we may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties. As part of the formation of Princeton, the founders, which consist of members of our board of directors, received eight million (8,000,000) shares of common stock for five hundred thousand dollars ($500,000). Additionally, as part of the change of parent domicile to Nevada, Princeton issued 1,500,000 shares of common stock to several individuals and companies, including Ascendiant Capital Group, LLC which has engaged in consulting services for Princeton.

FINANCIAL STATEMENTS

The consolidated financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-3 to our consolidated financial statements are herein incorporated.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

Princeton Security Technologies, Inc.

Consolidated Financial Statements

For the Year Ended December 31, 2006
and for the
Period from February 16, 2005 (Date of Inception)
through December 31, 2005
Certified Public Accountants	Salt Lake Office:
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370
Telephone: (801)281-4700

Kaysville Office:
1284 Flint Meadow Drive, Suite D
Kaysville, Utah 84037-9590
Telephone: (801)927-1337

Princeton Security Technologies, Inc.

Consolidated Financial Statements

For the Year Ended December 31, 2006
and for the
Period from February 16, 2005 (Date of Inception) through December 31, 2005

Child, Van Wagoner & Bradshaw, PLLC

Douglas W. Child, CPA Marty D. Van Wagoner, CPA J. Russ Bradshaw, CPA William R. Denney, CPA Roger B. Kennard, CPA Russell E. Anderson, CPA Scott L. Farnes
Report of Independent Registered Public Accounting Firm

To the Board of Directors
Princeton Security Technologies, Inc.
Princeton, New Jersey

We have audited the accompanying consolidated balance sheets of Princeton Security Technologies, Inc. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year ended December 31, 2006 and for the period from February 16, 2005 (date of inception) through December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period from February 16, 2005 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
February 27, 2007
Salt Lake City, Utah

PRINCETON SECURITY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

ASSETS	2006	2005
Current
Cash	$738,573	$328,033
Accounts receivable (net of allowance for doubtful accounts of $26,533 and $67,285, respectively)	512,940	976,175
Inventory	549,382	402,791
Prepaid Expenses	50,814	112,032

Total Current Assets	1,851,709	1,819,031

Property, plant & equipment (net of depreciation of $1,305,177 and $1,291,567, respectively)	90,294	23,968

Total Assets	$1,942,003	$1,842,999

LIABILITIES
Current
Accounts payable and accrued liabilities	$669,737	$717,217
Accrued other liabilities	34,318	49,385
Accrued payroll expenses	42,043	77,714
Accrued vacation expenses	54,703	128,400
Deferred service contract revenue	-	110,287
Deferred sales revenue	40,921	121,162
Accrued warranty expenses	20,315	29,078

Total Current Liabilities	862,037	1,233,243

STOCKHOLDERS’ EQUITY
Preferred stock; $.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $.001 par value, 90,000,000 shares authorized; 11,500,000 shares in 2006 and 8,000,000 shares in 2005 issued and outstanding	11,500	8,000
Additional paid-in capital	1,281,112	492,000
Retained earnings (deficit)	(212,646)	129,188
Other comprehensive loss	-	(19,432)

Total Stockholders’ Equity	1,079,966	609,756

Total Liabilities and Stockholders’ Equity	$1,942,003	$1,842,999

SEE ACCOMPANYING NOTES

PRINCETON SECURITY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Year Ended December 31, 2006
and for the period from February 16, 2005 (date of inception) through December 31, 2005

	2006	2005

Revenues
Sales (net of returns)	$2,727,366	$6,295,796
Costs of goods sold	1,471,812	3,445,418
Gross Profit	1,255,554	2,850,378

Expenses
Depreciation and amortization	13,610	41,036
Selling and marketing	238,690	1,786,837
General and administrative	796,729	751,116
Research and development	550,275	701,398
	1,599,304	3,280,387

(Loss) from operations	(343,750)	(430,009)

Other income/(expenses)	(58,145)	(37,336)
Income from sale of operations	75,000	600,528
Provision for income taxes	10,233	(3,995)

Net income (loss)	$(316,662)	$129,188

Other comprehensive income (loss)
Net income	$(316,662)	$129,188
Foreign currency translation adjustment	19,432	(19,432)

Total other comprehensive income (loss)	$(297,230)	$109,756

Net income (loss) per share of common stock	$(0.04)	$0.02

Weighted average number of common shares	8,897,808	8,000,000

SEE ACCOMPANYING NOTES

PRINCETON SECURITY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from February 16, 2005 (date of inception) through December 31, 2006

	Common stock
	Shares	Amount	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total shareholders’ equity

Balance at February 16, 2005	-	$-	$-	$-	$-	$-

Common stock issued for cash on February 25, 2005	8,000,000	8,000	492,000	-	-	500,000
Net gain for the period	-	-	-	129,188	-	129,188
Foreign currency translation	-	-	-	-	(19,432)	(19,432)

Balance at December 31, 2005	8,000,000	8,000	492,000	129,188	(19,432)	609,756

Common stock issued for cash on September 4, 2006	1,300,000	1,300	488,448	-	-	489,748
Investment in Princeton Security Technologies, Inc.	1,500,000	1,500	13,500	-	-	15,000
Common stock issued for cash on December 20, 2006	700,000	700	259,300	-	-	260,000
Sale of subsidiary PGT-UK on December 28, 2006	-	-	-	(25,172)	-	(25,172)
Options issued as compensation	-	-	27,864	-	-	27,864
Net gain for the year	-	-	-	(316,662)	-	(316,662)
Foreign currency translation	-	-	-	-	19,432	19,432

Balance at December 31, 2006	11,500,000	$11,500	$1,281,112	$(212,646)	$-	$1,079,966

SEE ACCOMPANYING NOTES

PRINCETON SECURITY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2006
and for the period from February 16, 2005 (date of inception) through December 31, 2005

	2006	2005

Cash flow from operating activities
Net income/(loss)	$(316,662)	$129,188
Change in bad debts	(40,752)	67,285
Depreciation and amortization	13,610	41,535
Provision for inventory reserves	(321,815)	504,942
Loss on disposal of assets	-	(2,158)
Options expense issued as compensation	27,864	-
Change in non-cash working capital items:
Inventory	175,224	(907,733)
Accounts receivable	305,210	(1,028,334)
Prepaid expenses	61,218	(112,032)
Other receivables	828	(15,126)
Accounts payable	146,347	717,217
Accrued payroll	(35,671)	77,714
Accrued vacation expenses	(73,697)	128,400
Accrued expenses	(15,068)	49,385
Deferred services contracts	(110,287)	110,287
Deferred sales	(80,241)	121,162
Accrued warranty expenses	(8,763)	29,078
Cash flow used in operating activities	(272,655)	(89,190)

Cash flow from investing activities
Purchase of property and equipment	(79,935)	(94,327)
Proceeds on sale of subsidiary	1,000	-
Proceeds on sale of fixed assets	-	30,982
Cash flow used in investing activities	(78,935)	(63,345)

Cash flow from financing activities
Proceeds from sale of common stock	764,748	500,000
Cash flow provided by financing activities	764,748	500,000

Effect of rate change on cash	(2,618)	(19,432)

Increase in cash position	410,540	328,033

Cash position at beginning of period	328,033	-

Cash position at end of period	$738,573	$328,033

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$1,888	$2,303
Income taxes	$-	$7,202

SEE ACCOMPANYING NOTES

PRINCETON SECURITY TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Note 1- Summary of Significant Accounting Policies

This summary of significant accounting policies of Princeton Security Technologies, Inc. (the “Company”) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

Organization

Princeton Security Technologies, Inc. (the Company) was incorporated on September 8, 2006 in the State of New Jersey. The Company is the holding company of Princeton Gamma-Tech Instruments, Inc. (PGTI). PGTI was incorporated on February 16, 2005 in the State of New Jersey. On February 19, 2005, PGTI purchased the assets and assumed the liabilities of Princeton Gamma-Tech, Inc. This acquisition included the assets, liabilities, operations, clients and intellectual property of Princeton Gamma-Tech, Inc., including its wholly-owned subsidiary in the United Kingdom, Princeton Gamma-Tech (UK) Limited. On November 20, 2006, Princeton Gamma-Tech (UK) Limited was sold. The Company has elected a fiscal year end of December 31st.

Business Activity

Princeton Gamma-Tech Instruments, Inc. is a leading supplier of X-ray and Gamma-ray Detectors and Spectroscopy systems, portable Radioisotope Identifiers, and portable Chemical Analyzers. The Company serves a broad customer base in scientific research, industrial materials analysis, and Homeland Security. The Company operates a full customer service and support program, backed by a modern manufacturing and service facility.

Use of Estimates in the preparation of the financial statements

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Depreciation and amortization

Depreciation and amortization have been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives. The assets are depreciated using the straight line method. The lives vary from 3 to 7 years.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Currency

The functional currency of the Company’s former subsidiary, Princeton Gamma-Tech (UK) Limited is the British Pound. Assets and liabilities of the subsidiary in the accompanying consolidated financial statements are translated to United States dollars at current exchange rates and income statement accounts are translated at the average rates prevailing during the period. Related translation adjustments are reported as other comprehensive income (loss), a component of stockholders’ equity.

PRINCETON SECURITY TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Note 1- Summary of Significant Accounting Policies (continued)

Gain (Loss) Per Share

Gain (loss) per share of common stock is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the year.

Inventory

The Company maintains an inventory comprised on raw materials used to make detectors and spectroscopy systems, radioisotope identifiers and chemical analyzers, work in process and finished goods, as well as service parts. Inventory is recorded at lower of cost or market and is reconciled annually at the close of each fiscal year. The Company periodically analyzes its inventory for potential impairment, assessing the appropriateness of turnover rates and recoverability of costs based on sales cycles and standard holding time for each item. The Company currently maintains a reserve for obsolete inventory of $183,127 to bring the inventory value down to market.

Property, Plant and Equipment

The Company capitalizes property, plant and equipment and depreciates the cost of these items over their useful lives. The useful lives run from 3 to 7 years. The cost is expensed equally over the useful life of each item.

Recently Issued Accounting Pronouncements

In December of 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument within its scope as a liability (or asset in some circumstances). SFAS No. 150 was effective for financial statements entered into or modified after May 31, 2003 and otherwise was effective and adopted by the Company in 2005.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, Opinion 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of change the cumulative effect of changing to a new principle. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, when practicable.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

PRINCETON SECURITY TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Note 1- Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), Disclosure About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current expenses, and the current portions of notes payable approximate their estimated fair values due to their short-term maturities.

Income taxes

The Company is subject to United States income taxes.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain. The current year produced a deferred tax asset of approximately $98,191. This is being fully offset with a valuation allowance for the same amount. The Company currently has tax refund receivables of $8,292 from the Internal Revenue Service and $5,006 from the State of New Jersey.

Other

The Company paid no dividends in 2006 or 2005.

Note 2 - Business acquisitions

On September 18, 2006, the Company acquired all the outstanding shares of Princeton Gamma-Tech Instruments, Inc. in exchange for 9,300,000 shares of its common stock. This acquisition is being treated as a recapitalization of PGTI. All financial statements have been restated to reflect this recapitalization as of the earliest date of the financial statements.
On February 19, 2005, PGTI acquired all the outstanding shares of Princeton Gamma-Tech (UK) Limited, a company operating in the United Kingdom. On November 18, 2005, the assets and operations of Princeton Gamma-Tech (UK) Limited were sold as part of a larger sale of PGTI’s micro-analyzer business division. This entity was sold on December 28, 2006.

PRINCETON SECURITY TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Note 3 - Disposition of business segment

On November 18, 2005, PGTI sold its micro-analyzer business division to another company for $1,450,000 plus a performance amount up to $435,000. This disposition included assets, operations, intellectual knowledge and client database. The sale also included the assets and operations of Princeton Gamma-Tech (UK) Limited as mentioned in note 2 above. All assets were sold at book value and the remainder has been recorded as an extraordinary gain. All proceeds of the sale had been received by year-end, except the performance amount. The sale agreement had a reserve for performance that would be based on the performance of the sold assets and operations for the next 12 months. The performance would be evaluated based on set criteria and the final sale price established at the end of the 12 months, or October 2006. The reserve amount could range from nothing up to a maximum of $435,000. The actual performance reserve of $75,000 was received in November 2006.

Note 4 - Commitments

(i)	The Company entered into a new 61 month lease agreement for office space on January 9, 2006, expiring March 31, 2011.
(ii)	The Company entered into a 38 month lease in January 2005 for a Dodge Caravan for the business. The lease requires monthly payments of $393.01 until April 2008.
(iii)	The Company entered into a 36 month lease in October 2005 for a Hyundai Sonata for the business. The lease requires monthly payments of $658.99 until September 2008.
(iv)	The Company entered into a 38 month lease for a mail machine on January 2006. It requires a quarterly payment of $444.00 until March 2009.
(v)	The Company assumed a 48 month lease for a copy machine that was entered on February 2003. It requires a monthly payment of $424.00 until January 2007.

The Company is required to make minimum lease payments over the remaining terms of the leases as follows:

2007	$313,571
2008	316,436
2009	321,922
2010	324,725
2011	81,181
Totals	$1,357,835

PRINCETON SECURITY TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Note 5 - Stockholder’s Equity

On February 25, 2005, PGTI issued 8,000,000 shares of common stock for $500,000 in cash.

On September 4, 2006, PGTI issued 1,300,000 shares of common stock for $515,585 in cash. $25,837 in fees was associated with this issuance and was paid to unrelated parties. A total of $489,748 in funds was received by PGTI.

On September 8, 2006 PST issued 1,500,000 shares of common stock for $15,000 in cash.

On December 20, 2006, PST issued 700,000 shares of common stock for $286,017 in cash. $26,017 in fees was associated with this issuance and was paid to two parties. $11,917 was paid to a related party for their efforts in finding and securing the investor. A total of $260,000 in funds was received by the Company.

On December 31, 2006, the Company issued 1,110,000 stock options to various members of the board of directors and key employees in accordance with the stock option incentive plan that was ratified on October 20, 2006. These options are fully vested and carry a 5 year term. 1,050,000 options have an exercise price of $1.10 and 60,000 options have an exercise price of $1.00. The Company recognized a $27,864 expense as compensation in 2006 related to the issuance of these options.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with Princeton or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$9.41
Transfer Agent fees	$1,00.00
Accounting and auditing fees and expenses	$11,500.00
Legal fees and expenses	$12,500.00

Total	$25,009.41

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Item 26. Recent Sales of Unregistered Securities

In September 2006, Princeton was incorporated for the purpose of acting as the parent corporation of Princeton Gamma Tech Instruments, Inc. As part of this incorporation, on September 8, 2006, the shareholders of Princeton Gamma Tech received shares of Princeton for their shares in Princeton Gamma Tech Instruments, Inc. Additionally, in September 2006, Princeton raised approximately $504,748 through the sale of shares of its common stock to five accredited investors. Four hundred and eighty nine thousand seven hundred and forty eight ($489,748) was raised prior to Princeton being formed and was raised in Princeton Gamma Tech Instruments, Inc. Additionally, in December 2006, Princeton raised an additional $260,000 from an accredited investor. All sales were pursuant to exemptions from registration under Section 4(2) under the Securities Act of 1933 as amended and/or Regulation D, Rule 506 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. In 2005, as part of the founding of Princeton Gamma Tech Instruments, Inc., the founders invested $500,000. All sales were pursuant to exemptions from registration under Section 4(2) under the Securities Act of 1933, as amended.

Item 27. Exhibits

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Description	Location
2.1	Articles of Incorporation	This Filing
2.2	Bylaws	This Filing
4.1	Specimen Common Stock Certificate	This Filing
5.1	Legal Opinion	This Filing
10.1	Princeton Security Technologies, Inc. 2006 Equity Incentive Plan	This Filing
11.1	Computation of Per Share Earnings	This Filing
21	Subsidiaries -	This Filing
23.1	Consent of Victor D. Schwarz, LLC, Attorneys at Law (see exhibit 5.1)	This Filing
23.2	Consent of Child, Van Wagoner and Bradshaw, PLC - Independent Registered Public Accounting Firm	This Filing

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

	(c)	include any additional or changed material information on the plan of distribution.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on March 21, 2007.

PRINCETON SECURITY TECHNOLOGIES, INC.

Date: March 21, 2007	By:	/s/ Juhani Taskinen

Juhani Taskinen President and Chief Executive Officer

Date: March 21, 2007	By:	/s/ Susan Miller

Susan Miller Chief Accounting Officer (Principal financial officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on herein.

Signature	Title

/s/ Juhani Taskinen	Juhani Taskinen, Chairman of the Board, Chief Executive Officer

/s/ David Brown	David Brown, Director

/s/ Mikko Maijala	Mikko Maijala, Director

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